EXHIBIT 99.1

Broadwind Energy Announces Q4 and Full Year 2017 Results

Highlights:

  2017 orders of $88 million include sustained strong Gearing segment orders of $37 million and Process Systems segment orders of $16 million

  2017 revenue of $147 million – 41% lower tower sales volumes, partially offset by increases in other segments

  Full year EPS loss of $.21 attributable to low tower production in second half of year

  “Towers and Weldments” segment renamed “Towers and Heavy Fabrications” to reflect expanded manufacturing competencies and a broader commercial strategy

  2018 market outlook significantly improved due to accelerating commercial momentum

CICERO, Ill., Feb. 27, 2018 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ:BWEN) reported sales of $17.8 million in Q4 2017, compared to $48.2 million in Q4 2016. The significant decrease was due primarily to weak Towers and Heavy Fabrications segment revenue, down $38.1 million compared to Q4 2016, as tower customers curtailed purchases beginning in the third quarter in order to draw down component inventories. The very low tower revenue was partially offset by $5.1 million of sales from the Process Systems segment due primarily to the acquisition of Red Wolf Company, LLC earlier this year, and $2.6 million increased sales from the Gearing segment due to the strong order intake from oil and gas customers which began early in 2017.

The Company reported a net loss from continuing operations of $6.9 million, or $.45 per share, in Q4 2017, compared to a net income from continuing operations of $.4 million, or $.03 per share, in Q4 2016. The earnings reversal was largely due to the significantly weaker results from the Towers and Heavy Fabrications segment, where tower build was very high in Q4 2016 to meet the terms of the Production Tax Credit qualification, but was curtailed in Q4 2017.

The Company reported a non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) loss of $4.0 million in Q4 2017, compared to EBITDA of $2.5 million in Q4 2016 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The decrease was due primarily to the weaker results from the Towers and Heavy Fabrications segment as noted above.

Broadwind CEO Stephanie Kushner stated, “Despite growth in both the Gearing and Process Systems segments, 2017 was a challenging year due to weak second half tower production, while our major customer rightsized their inventory. In response, we took swift action to reduce the workforce accordingly, and to reduce factory overhead and operating expenses. At the same time, we have also made capital investments to add capabilities in our Manitowoc, Wisconsin plant to support an expansion and diversification of our other heavy fabrications business, in alignment with strengthening mining and infrastructure markets. We are committed to diversifying our customer base to reduce the volatility in our order and production pattern.

The medium-term outlook for wind energy remains strong. As announced previously, 2018 tower production volume is recovering and we expect a significant improvement in capacity utilization in our plants as we progress through this year. In response to the ramp up in production, we have called back or hired a significant number of employees to support our production needs in 2018.”

Kushner continued, “In our Gearing segment, we booked $37 million in new orders in 2017, a 150% increase from 2016, due to the rebound in the oil and gas industry and successful penetration of a number of new accounts. Our current backlog and order intake support production at a quarterly run rate of $9-10 million in 2018. As previously announced, our fourth quarter revenue fell short of guidance due mainly to supply chain constraints in the Gearing segment as the industry rebounds at a very high rate. We are seeing supply pressures normalize as businesses adjust to the higher demand levels.”

Our Process Systems segment contributed $17 million in revenue, due principally to the acquisition of Red Wolf on February 1, 2017. Although we remain excited about this business, we have experienced headwinds in the gas turbine manufacturing and service business, where Red Wolf’s legacy business was concentrated. We continue to work on penetrating new markets and adding diverse customers.”

Kushner concluded, “Following a disappointing 2017, 2018 is off to a brighter start. As our tower order book firms and our gearing and heavy fabrications business accelerates, we expect consolidated Q1 2018 revenue of $28-30 million, with an EBITDA loss of about $1 million. Our backlog supports a further rise in revenue in Q2 2018 to approximately $40 million and a return to positive EBITDA generation. We expect to see additional growth in the back half of the year.”

For FY 2017, revenue totaled $146.8 million, compared to $180.8 million for FY 2016. The 19% decrease was due primarily to a $56.8 million decrease in Tower and Heavy Fabrication segment revenue partially offset by $17.4 million of sales from the Process Systems segment primarily due to the acquisition of Red Wolf earlier this year and $5.4 million of higher sales in the Gearing segment.

The net loss from continuing operations for FY 2017 totaled $3.2 million, or $.21 per share, compared to net income from continuing operations of $1.3 million, or $.09 per share, for FY 2016. The decrease was due primarily to a $7.6 million reduction in net income from the Towers and Heavy Fabrications segment, somewhat offset by a $5.1 million, or $.34 per share, income tax benefit due to the partial release of a tax valuation allowance related to the Red Wolf acquisition earlier in 2017.

The net loss from discontinued operations for FY 2017 totaled $.5 million, or $.03 per share, compared to a net loss from discontinued operations for FY 2016 of $1.0 million, or $.07 per share, as activities in the discontinued Services segment have substantially wound down.

The Company reported non-GAAP adjusted EBITDA of $2.8 million for FY 2017, compared to non-GAAP adjusted EBITDA of $9.6 million for FY 2016. The significant decrease was primarily due to the weaker results in the Towers and Heavy Fabrications segment. The decrease in non-GAAP adjusted EBITDA was partly offset by a $.6 million improvement in Gearing segment EBITDA and a $2.5 million reduction in corporate, which reflected lower expenses, and included the $1.4 million benefit triggered by a partial reversal of a reserve for the payment of a contingent consideration associated with the Red Wolf acquisition (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $12.3 million of net new orders in Q4 2017, down from $32.3 million booked in Q4 2016. Orders in the Towers and Heavy Fabrication segment totaled $2.5 million in Q4 2017, reflecting the weaker demand from our tower customers who were drawing down component inventories. Gearing segment orders totaled $7.4 million in Q4 2017, up substantially from Q4 2016 orders of $2.9 million, due to recovery in the oil and gas industry, and an expansion of the customer base. Process Systems segment orders totaled $2.4 million in Q4 2017 due to weak demand from gas turbine OEM’s.

FY 2017 orders totaled $87.6 million, compared to $275.0 million in FY 2016, which included a $137 million multi-year tower order that supports deliveries through 2019.

At December 31, 2017, total backlog was $138.2 million, compared to a backlog of $188.7 million at December 31, 2016.

Segment Results

Towers and Heavy Fabrications (formerly known as Towers and Weldments)
Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Heavy Fabrications segment sales totaled $4.2 million in Q4 2017, down 90% from $42.3 million in Q4 2016, due to a significant reduction in tower volume as a result of a major customer working down its inventory.

Towers and Heavy Fabrications operating loss in Q4 2017 totaled $4.5 million compared to operating income of $2.8 million in Q4 2016 due to the lower volume of towers sold in Q4 2017. Towers and Heavy Fabrications segment net loss in Q4 2017 totaled $4.2 million compared to net income of $1.8 million in Q4 2016. Non-GAAP adjusted EBITDA loss totaled $3.0 million in Q4 2017, compared to Non-GAAP adjusted EBITDA of $3.9 million in Q4 2016 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Towers and Heavy Fabrications segment sales for FY 2017 totaled $103.4 million, compared to $160.2 million for FY 2016 due to a 41% decrease in towers sold beginning mid-year 2017, partially offset by higher average prices due to a more complex tower design, and higher material costs which are generally passed through to the customer.

FY 2017 Towers and Heavy Fabrications segment operating income totaled $2.7 million, compared to $12.8 million for FY 2016. The significant decrease in operating income was due to the lower production volume and corresponding underutilization of plant capacity, offset by significant cost reduction actions including a $1.5 million decrease in incentive compensation and staffing reductions. The Towers and Heavy Fabrications segment net income for FY 2017 totaled $.9 million compared to FY 2016 net income of $8.5 million due to the factors described above.

Gearing
Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $8.5 million in Q4 2017, compared to $5.9 million in Q4 2016 due primarily to stronger demand from oil and gas customers.

Gearing segment operating loss totaled $.1 million in Q4 2017, compared to an operating loss of $.2 million in Q4 2016. The slight improvement was due to the impact of the increase in volume and a $.7 million reduction in the environmental reserve due to completion of a remediation project. Partly offsetting were the impact of supply chain disruptions which led to plant underutilization and production inefficiencies. Net loss for the Gearing segment narrowed to $.1 million compared to $.2 million in Q4 2016. Non-GAAP adjusted EBITDA for Q4 2017 totaled $.6 million, compared to $.5 million for Q4 2016, due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

For FY 2017, Gearing segment sales totaled $26.0 million compared to $20.6 million in FY 2016. The improvement was primarily due to the strong order intake during FY 2017 related to the recovering oil and gas market.

FY 2017 Gearing segment operating loss narrowed to $2.6 million compared to FY 2016 operating loss of $3.2 million. The improvement was due primarily to the $1.9 million impact of increased sales volume, and a $.7 million reduction in the environmental reserve due to the completion of a remediation project. Partly offsetting were higher maintenance and tooling expenses associated with supporting the volume increases and higher commission expense. Gearing segment net loss for FY 2017 totaled $2.6 million compared to FY 2016 operating loss of $3.2 million. The Gearing segment reported break-even results for FY 2017 non-GAAP adjusted EBITDA, compared to non-GAAP adjusted EBITDA loss of $.6 million in FY 2016 due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Process Systems
Broadwind Energy designs and manufactures custom, modular systems for compression, filtration and other specialized process applications for the global market. On February 1, 2017, the Company acquired Red Wolf which has been combined with the Abilene-based compressed natural gas (“CNG”) and fabrication business, previously reported as a part of Towers and Heavy Fabrications, to form the Process Systems segment.

Process Systems segment sales in Q4 2017 totaled $5.1 million. Q4 2017 net loss totaled $.4 million. A $.4 million of reserve was taken as a result of the decision to exit the CNG unit fabrication business. The Process Systems segment reported breakeven results for Non-GAAP adjusted EBITDA in Q4 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

FY 2017 sales for the Process Systems segment totaled $17.4 million and FY 2017 net loss totaled $2.2 million. The Process Systems segment reported a Non-GAAP adjusted EBITDA loss of $.5 million for FY 2017, due principally to losses in the legacy CNG business (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Corporate

Corporate and other expenses totaled $1.6 million in Q4 2017, compared to $2.0 million in Q4 2016, mainly due to lower incentive compensation expense.

FY 2017 Corporate and other expenses totaled $5.2 million compared to $7.6 million in FY 2016. The $2.4 million reduction included a $1.4 million gain resulting from the expectation that the contingent consideration payment associated with the Red Wolf acquisition will not be paid for the first year of ownership, and reflected a $.9 million reduction in incentive compensation expense.

Cash and Liquidity

During Q4 2017, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) decreased to $11.4 million due to the timing of customer receipts.

Capital expenditures, net of disposals, in Q4 2017 totaled $.7 million. FY 2017 capital investments totaled $6.7 million, primarily for upgrades to tower manufacturing capabilities and to expand the Abilene tower facility.

Debt and capital leases totaled $16.8 million at December 31, 2017, including the $2.6 million New Markets Tax Credit loan, which is expected to be substantially forgiven when it matures in 2018. The Company’s $25 million line of credit with Canadian Imperial Bank of Commerce had a balance of $11.5 million at December 31, 2017 and $11.8 million of availability.

The Company was not in compliance with the fixed charge coverage ratio covenant of its credit facility as of December 31, 2017. On January 29, 2018, the Company and Canadian Imperial Bank of Commerce executed the third amendment to the loan agreement waiving compliance with this covenant and amending it going forward. The third amendment included a minimum EBITDA covenant and a capital expenditure covenant through June 30, 2018.

Cash assets (cash and short-term investments) remained near zero as expected because the Company’s cash and receipts are automatically applied to the outstanding credit line balance consistent with the loan documents.

About Broadwind Energy, Inc.
Broadwind Energy, Inc. (NASDAQ:BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial heavy fabrications, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the sufficiency of our liquidity and alternate sources of funding, if necessary; (v) our ability to realize revenue from customer orders and backlog; (vi) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vii) the economy and the potential impact it may have on our business, including our customers; (viii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (ix) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (x) the effects of the recent change of administrations in the U.S. federal government; (xi) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; (xii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; and (xiii) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	As of December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78	$18,699
Short-term investments	-	3,171
Restricted cash	-	39
Accounts receivable, net	13,644	11,865
Inventories, net	19,279	21,159
Prepaid expenses and other current assets	1,798	2,449
Current assets held for sale	580	808
Total current assets	35,379	58,190
LONG-TERM ASSETS:
Property and equipment, net	55,693	54,606
Goodwill	4,993	-
Other intangible assets, net	16,078	4,572
Other assets	207	294
TOTAL ASSETS	$112,350	$117,662

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit, NMTC and other notes payable	$14,138	$-
Current maturities of long-term debt	114	-
Current portions of capital lease obligations	762	465
Accounts payable	11,756	15,852
Accrued liabilities	4,393	8,430
Customer deposits	9,791	18,011
Current liabilities held for sale	30	493
Total current liabilities	40,984	43,251

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	797	2,600
Long-term capital lease obligations, net of current portions	941	1,038
Other	3,557	2,190
Total long-term liabilities	5,295	5,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,480,299 and 15,175,767 shares issued as of December 31, 2017 and 2016, respectively	15	15
Treasury stock, at cost, 273,937 shares at December 31, 2017 and 2016	(1,842)	(1,842)
Additional paid-in capital	380,005	378,876
Accumulated deficit	(312,107)	(308,466)
Total stockholders' equity	66,071	68,583
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$112,350	$117,662

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Revenues	$17,768	$48,151	$146,785	$180,840
Cost of sales	20,869	43,447	138,626	162,701
Gross (loss)profit	(3,101)	4,704	8,159	18,139

OPERATING EXPENSES:
Selling, general and administrative	3,117	4,001	13,828	15,786
Intangible amortization	471	111	1,764	444
Total operating expenses	3,588	4,112	15,592	16,230
Operating (loss) income	(6,689)	592	(7,433)	1,909

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(214)	(194)	(798)	(625)
Other, net	(14)	22	3	49
Total other expense, net	(228)	(172)	(795)	(576)

Net (loss) income before benefit for income taxes	(6,917)	420	(8,228)	1,333
Benefit for income taxes	11	14	(5,045)	(2)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(6,928)	406	(3,183)	1,335
LOSS FROM DISCONTINUED OPERATIONS	(53)	(108)	(458)	(1,016)
NET (LOSS) INCOME	$(6,981)	$298	$(3,641)	$319

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
(Loss) income from continuing operations	$(0.45)	$0.03	$(0.21)	$0.09
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.07)
Net (loss) income	$(0.46)	$0.02	$(0.24)	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,171	14,876	15,053	14,843

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
(Loss) income from continuing operations	$(0.45)	$0.03	$(0.21)	$0.09
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.07)
Net (loss) income	$(0.46)	$0.02	$(0.24)	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,171	15,096	15,053	15,081

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Twelve Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,641)	$319
Loss from discontinued operations	(458)	(1,016)
(Loss) income from continuing operations	(3,183)	1,335

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	8,999	6,914
Impairment charges	80	-
Deferred income taxes	(5,045)	-
Remeasurement of contingent consideration	(1,394)	-
Stock-based compensation	813	753
Allowance for doubtful accounts	37	61
Common stock issued under defined contribution 401(k) plan	316	-
Gain on disposal of assets	(12)	(217)
Changes in operating assets and liabilities:
Accounts receivable	884	(2,141)
Inventories	7,057	3,060
Prepaid expenses and other current assets	651	(933)
Accounts payable	(5,287)	989
Accrued liabilities	(4,921)	297
Customer deposits	(8,219)	8,057
Other non-current assets and liabilities	(126)	(875)
Net cash (used in) provided by operating activities of continued operations	(9,350)	17,300

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisition	(16,449)	-
Purchases of available for sale securities	-	(19,223)
Sales of available for sale securities	2,221	13,061
Maturities of available for sale securities	950	9,170
Purchases of property and equipment	(6,688)	(6,624)
Proceeds from disposals of property and equipment	72	452
Net cash used in investing activities of continued operations	(19,894)	(3,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	-	19
Proceeds from line of credit	158,856	-
Payments on line of credit	(148,009)	-
Net proceeds on long-term debt	457	(2,799)
Principal payments on capital leases	(644)	(539)
Net cash provided by (used in) financing activities of continued operations	10,660	(3,319)

DISCONTINUED OPERATIONS:
Operating cash flows	(78)	731
Investing cash flows	-	615
Financing cash flows	-	58
Net cash (used in) provided by discontinued operations (1)	(78)	1,404

Add: Cash balance of discontinued operations, beginning of period	2	-
Less: Cash balance of discontinued operations, end of period	-	2

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(18,660)	12,219
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH beginning of the period	18,738	6,519
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH end of the period	$78	$18,738

Supplemental cash flow information:
Interest paid	$585	$494
Income taxes paid	$44	$23

Non-cash activities:
Issuance of restricted stock grants	$813	$753
Equipment additions via capital lease	$844	$1,616
Contingent consideration related to business acquisition	$2,534	$-

Red Wolf acquisition:
Assets acquired	$26,602
Liabilities assumed	$7,619

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
ORDERS:
Towers and Heavy Fabrications	$2,543	$29,389	$34,873	$260,790
Gearing	7,398	2,913	36,928	14,220
Process Systems	2,358	-	15,761	-
Total orders	$12,299	$32,302	$87,562	$275,010

REVENUES:
Towers and Heavy Fabrications	$4,195	$42,262	$103,389	$160,210
Gearing	8,495	5,889	26,006	20,648
Process Systems	5,078	-	17,390	-
Corporate and Other	-	-	-	(18)
Total revenues	$17,768	$48,151	$146,785	$180,840

OPERATING PROFIT/(LOSS):
Towers and Heavy Fabrications	$(4,510)	$2,772	$2,667	$12,788
Gearing	(70)	(162)	(2,632)	(3,244)
Process Systems	(464)	-	(2,269)	-
Corporate and Other	(1,645)	(2,018)	(5,200)	(7,635)
Total operating (loss)/profit	$(6,689)	$592	$(7,434)	$1,909

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share based compensation, and other stock payments) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income/(Loss) from continuing operations	$(6,928)	$406	$(3,183)	$1,335
Interest Expense	214	194	798	625
Income Tax Provision/(Benefit)	11	14	(5,045)	(2)
Depreciation and Amortization	2,428	1,776	8,999	6,914
Share-based Compensation and Other Stock Payments	323	125	1,223	753
Adjusted EBITDA (Non-GAAP)	$(3,952)	$2,514	$2,792	$9,625

Towers and Heavy Fabrications Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net (Loss)/Income	$(4,207)	$1,772	$919	$8,510
Interest Expense/(Benefit)	26	5	89	26
Income Tax (Benefit)/Provision	(337)	1,001	1,666	4,286
Depreciation and Amortization	1,355	1,100	4,638	4,166
Share-based Compensation and Other Stock Payments	128	11	440	165
Adjusted EBITDA (Non-GAAP)	$(3,035)	$3,889	$7,752	$17,153

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income/(Loss)	$(70)	$(159)	$(2,638)	$(3,258)
Interest Expense	3	-	12	9
Income Tax Provision/(Benefit)	(4)	(3)	(6)	4
Depreciation and Amortization	583	627	2,430	2,546
Share-based Compensation and Other Stock Payments	64	17	178	106
Adjusted EBITDA (Non-GAAP)	$576	$482	$(24)	$(593)

Process Systems	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income/(Loss)	$(390)	$-	$(2,207)	$-
Interest Expense	1	-	5	-
Income Tax Provision/(Benefit)	(78)	-	(88)	-
Depreciation and Amortization	428	-	1,706	-
Share-based Compensation and Other Stock Payments	20	-	53	-
Adjusted EBITDA (Non-GAAP)	$(19)	$-	$(531)	$-

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income/(Loss)	$(2,651)	$(1,208)	$743	$(3,917)
Interest Expense	184	189	692	590
Income Tax Provision/(Benefit)	430	(984)	(6,617)	(4,292)
Depreciation and Amortization	62	49	225	202
Share-based Compensation and Other Stock Payments	111	97	552	482
Adjusted EBITDA (Non-GAAP)	$(1,864)	$(1,857)	$(4,405)	$(6,935)

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com